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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934

         Date of Report (Date of earliest event reported): MAY 24, 2000


                          WATSON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


           Nevada                        0-20045                         95-3872914
   (State of jurisdiction)        (Commission File No.)      (IRS Employer Identification No.)


                                311 Bonnie Circle
                            Corona, California 92880
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (909) 270-1400


                                       i.


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Item 5.  Other Events

THE MERGER AGREEMENT

        On May 25, 2000, Registrant announced a definitive agreement with Schein
Pharmaceutical, Inc., a Delaware corporation ("Schein"), under which Registrant will acquire all of the outstanding stock of Schein through a two-step transaction comprised of a cash tender offer followed by a taxable stock merger.

        In the tender offer, subject to the terms and conditions thereof, Registrant will offer to purchase all outstanding shares of Schein common stock for $19.50 per share in cash. Following the purchase of shares of Schein common stock in the tender offer, the shares of Schein common stock not owned by Registrant or WS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Registrant, will be acquired, subject to certain conditions, in a merger of WS Acquisition Corp. with and into Schein.

        In the merger, each share of Schein's common stock will be converted into the right to receive a fraction of a share of Registrant common stock valued at $23.00, based upon the average closing price of a share of Registrant common stock on the New York Stock Exchange for the ten day trading period ending on the trading day two trading days prior to the date of either the special meeting of Schein's stockholders called to approve the merger or, if no such meeting is required under applicable law, the date of the merger.

        The value of the merger consideration per share of Schein common stock will be increased proportionately above $23.00, if the average closing price is greater than $54.52 per share, up to maximum value of $26.50 where the average closing price is $62.82 per share or higher. Conversely, the value of the merger consideration will be decreased proportionately below $23.00, if the average closing price is less than $44.61 per share down to a minimum value of $19.50, where the average closing price is $37.82 per share or lower. At this minimum value of $19.50, Registrant would have the option to pay the entire merger consideration in cash, in stock, or in a mix of cash and stock.

        The summary of the Merger Agreement in this 8-K is qualified in its entirety by reference to the Agreement and Plan of Merger, dated as of May 24, 2000, by and among Registrant, WS Acquisition Corp. and Schein (the "Merger
Agreement"), attached hereto as Exhibit 99.1.

The Stockholder Agreements

        In connection with the execution of the Merger Agreement, certain significant stockholders of Schein, that own in the aggregate approximately
24,500,000 shares of Schein common stock (the "Shares"), have entered into Stockholder Agreements with Registrant and WS Acquisition Corp. The Stockholder
Agreements are designed to encourage the significant stockholders to tender all of their Shares in the tender offer. Specifically, pursuant to the Stockholder
Agreements, the significant stockholders have agreed (a) to tender in the tender offer approximately 34.9% of the outstanding Shares as of May 24, 2000, and (b) to cause such Shares to be voted in favor of the merger and the Merger Agreement and against any transaction or other action that might interfere with the tender offer, the merger or the Merger Agreement. In addition, pursuant to the Stockholder Agreements, the significant stockholders have granted to WS
Acquisition Corp. certain options to purchase all of their Shares, including an option to purchase up to an aggregate of 46.9% of the significant stockholders' shares, at a price of $12.00


                                      ii.


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per share, if fewer than 24,500,000 shares are validly tendered on or before the fifth business day following the commencement of the offer and an option to purchase all of such significant stockholders' shares at $19.50 per Share under certain circumstances in the event a third party makes a proposal to acquire
Schein.

        The significant stockholders who signed such Stockholder Agreements are:
Marvin H. Schein; Bayer Corporation and Pamela Schein and related trusts. The summary of the Stockholder Agreement in this 8-K is qualified in its entirety by reference to the form of Stockholder Agreement, attached hereto as Exhibit 99.2.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)     Exhibits

Exhibit


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
Number                Description
------                -----------
99.1                  Agreement and Plan of Merger dated as of May 24, 2000,
                      among Registrant, WS Acquisition Corp., and Schein
                      Pharmaceutical, Inc.

99.2                  Form of Stockholder Agreement.
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                                      iii.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   WATSON PHARMACEUTICALS, INC.


Dated:  May 30, 2000               /s/ Robert C. Funsten
                                   -------------------------------------
                                   Robert C. Funsten
                                   Senior Vice President, General Counsel
                                   and Secretary


                                      iv.


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                                  EXHIBIT INDEX


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
Exhibit
Number           Description
------           -----------
99.1             Agreement and Plan of Merger dated as of May 24, 2000 among
                 Registrant, WS Acquisition Corp., and Schein Pharmaceutical,
                 Inc.

99.2             Form of Stockholder Agreement.


                                       v.